SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. __ )

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

IXIA

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: ________________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.: _______________________________________________________________

(3)	Filing Party: __________________________________________________________________________________________

(4)	Date Filed: ___________________________________________________________________________________________

IXIA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 9, 2002

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders (the “Annual Meeting”) of Ixia, a California corporation (the “Company”), will be held Thursday, May 9, 2002, at 9:00 a.m., local time, at the Renaissance Hotel, located at 30100 Agoura Road, Agoura Hills, California 91301, for the following purposes, each as more fully described in the attached Proxy Statement:

          1. To elect five directors to serve for the ensuing year. The names of the nominees intended to be presented for election are: Jean-Claude Asscher, Robert W. Bass, Errol Ginsberg, Howard Oringer and Jon F. Rager.

          2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2002.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     Only record holders of Common Stock at the close of business on March 20, 2002 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

     All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, in order to ensure your representation at the Annual Meeting, please mark, sign and date the enclosed proxy and promptly return it in the postage-prepaid envelope enclosed for that purpose. Any shareholder of record attending the Annual Meeting may vote in person even if such shareholder has returned a proxy.

By Order of the Board of Directors

Ronald W. Buckly Secretary

Calabasas, California
April 3, 2002

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT.

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 — ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
COMMON STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
BOARD OF DIRECTORS AND COMPENSATION COMMITTEE REPORTS ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE GRAPH
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
OTHER MATTERS

IXIA

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Ixia (“Ixia” or the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held Thursday, May 9, 2002, at 9:00 a.m., local time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”). The Annual Meeting will be held at the Renaissance Hotel, located at 30100 Agoura Road, Agoura Hills, California 91301.

     These proxy solicitation materials are first being mailed on or about April 5, 2002 to all shareholders entitled to vote at the Annual Meeting.

     Only shareholders of record at the close of business on March 20, 2002 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 56,562,992 shares of the Company’s Common Stock were issued and outstanding.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting and Solicitation

     Every shareholder voting in the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares are entitled (one vote per share of Common Stock), or distribute such votes on the same principle among as many candidates as the shareholder chooses, provided that votes cannot be cast for more than five candidates. However, no shareholder may cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting and any shareholder has given notice, at the Annual Meeting prior to the voting, of such shareholder’s intention to cumulate votes. The five candidates receiving the highest number of votes will be elected. On all other matters, each share of Common Stock has one vote. Except as otherwise required by law or the Company’s Articles of Incorporation, the affirmative vote of a majority of shares present at the Annual Meeting or represented by proxy and voting at the Annual Meeting (which shares voting affirmatively must also constitute at least a majority of the required quorum) is required for the approval of such other matters.

     Abstentions are included in the determination of the number of shares present and entitled to vote for purposes of determining the presence of a quorum. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the shareholders, abstentions have the same effect as negative votes. Shares represented by “broker non-votes” (i.e., shares held by brokers or nominees that are represented at a meeting but with respect to which the brokers or nominees are not empowered to vote on a particular proposal) will also be counted for purposes of determining the presence of a quorum at the Annual Meeting, but will not be treated as shares present or represented and entitled to vote with respect to that matter (even though such shares are considered present and entitled to vote for quorum purposes and may be entitled to vote on other matters).

     The cost of this solicitation will be borne by the Company. The Company has retained the services of Georgeson Shareholder to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is $1,500 plus out-of-pocket expenses. Although there are no formal agreements to do so, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may be solicited personally or by telephone or telegram by certain of the Company’s directors, officers and regular employees, without additional compensation.

Deadline for Receipt of Shareholder Proposals

     Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company’s annual meeting of shareholders to be held in 2003 (the “2003 Annual Meeting”) must be received by the Company no later than December 4, 2002 to be included in the proxy materials relating to that annual meeting. Proposals of shareholders which are not intended to be included in the proxy materials relating to the 2003 Annual Meeting but which are intended to be presented at the meeting must be received by the Company prior to February 8, 2003 in accordance with the deadline established in the Company’s Bylaws; provided, however, that if the date of the 2003 Annual Meeting is more than 30 days before or after the anniversary date of the 2002 Annual Meeting, the Company must receive written notice of such matters not later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting is mailed to shareholders or otherwise publicly disclosed. In addition, proxies solicited by management may confer discretionary authority to vote on matters which are not included in the Company’s proxy materials but which are raised at the 2003 Annual Meeting, unless the Company receives written notice of such matters on or before the foregoing deadline established in accordance with the Company’s Bylaws. It is recommended that shareholders submitting proposals direct them to the Secretary of the Company via certified mail, return receipt requested, in order to ensure timely delivery. No such proposals were received with respect to the Annual Meeting scheduled for May 9, 2002.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

     A board of five directors will be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for the Company’s five nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of shareholders and such time as his successor is duly elected and qualified or until his earlier resignation, removal or death.

     The names of the nominees, and certain information about them as of April 1, 2002, are set forth below:

Name	Age	Position(s) with the Company	Director Since

Jean-Claude Asscher	73	Chairman of the Board	1997
Robert W. Bass	56	Director	2000
Errol Ginsberg	46	Director, Chief Executive Officer and President	1997
Howard Oringer	59	Director	1997
Jon F. Rager	62	Director	1997

     Mr. Asscher has been a director of the Company since May 1997 and Chairman of the Board since June 1997. He has been the President and principal shareholder of Tekelec-Airtronic, S.A. (“Tekelec-Airtronic”), a French electronics company, since he founded that company in 1961. Mr. Asscher also serves as a director and Chairman of the Board of Tekelec, a telecommunications equipment manufacturer. See “Certain Relationships and Related Transactions” below.

     Mr. Bass has been a director of the Company since August 2000. Since March 2001, Mr. Bass has served as General Manager, Mobile Communications Division, of Intel. From December 1991 until March 2001, Mr. Bass was employed by Xircom, Inc., a provider of mobile information access solutions, where he most recently served as Vice President, Worldwide Operations from January 1997 until March 2001.

     Mr. Ginsberg has served as the Company’s Chief Executive Officer since September 2000, as a director since May 1997 and as President since June 1997. From February 1996 to March 1997, Mr. Ginsberg served as Vice President, Engineering of NetVantage, Inc., a network equipment manufacturer.

     Mr. Oringer has been a director of the Company since May 1997. Since November 1994, Mr. Oringer has served as Managing Director of Communications Capital Group, a consulting firm. Mr. Oringer also serves as a member of the Board of Directors of Tekelec and as a director and Chairman of the Board of Directors of Verilink Corporation. See “Certain Relationships and Related Transactions” below.

     Mr. Rager has been a director of the Company since May 1997 and served as the Company’s Chief Financial Officer from June 1997 to March 2000. Since 1976, Mr. Rager has been a practicing accountant with, and President of, Rager Bell Doskocil & Meyer CPAs and its predecessors. Mr. Rager also serves as a member of the Board of Directors of Tekelec. See “Certain Relationships and Related Transactions” below.

     There is no family relationship between any director or executive officer of the Company and any other director or executive officer of the Company.

Information Regarding the Board of Directors and its Committees

     The Company’s Bylaws require that the Company’s Board of Directors consist of four to seven directors. The number of directors is currently fixed at five. Directors are elected annually and serve until their successors are duly elected and qualified or until their earlier resignation, removal or death.

     The Board of Directors held a total of six meetings during 2001 and acted three times by unanimous written consent. The Board of Directors has an Audit Committee and a Compensation Committee. The Company does not have a nominating committee or any committee performing the function thereof. During 2001, each director of the Company attended at least 80% of the aggregate of the total number of meetings of the Board of Directors held and the total number of meetings held by the Board committees on which he served.

     The Audit Committee, which during 2001 was comprised of Messrs. Asscher (Chairman), Bass and Oringer, met once during 2001. The Audit Committee recommends the engagement of independent auditors, reviews accounting policies, internal accounting controls and results of audit engagements and generally performs functions related to the financial condition and policies of the Company. In September 2000, the Board of Directors adopted and approved a Charter for the Audit Committee setting forth the Audit Committee’s primary responsibilities. Each member of the Audit Committee qualifies as “independent” as such term is defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers.

     The Compensation Committee, which during 2001 was comprised of Messrs. Rager (Chairman) and Oringer, met twice during 2001 and acted 11 times by unanimous written consent. The Compensation Committee is responsible for administering the Company’s 1997 Stock Option Plan, including determining the persons to whom options are granted and the terms of such options.

Compensation of Directors

     The Company currently pays each non-employee director an annual retainer of $3,000 (except the Chairman of the Board who is paid $6,000). The total amount of cash compensation paid to non-employee directors for 2001 was approximately $15,000. The Company also reimburses all directors for reasonable expenses incurred in connection with attending Board and Committee meetings.

     Directors who are not employees of the Company are ineligible to participate in the Company’s 1997 Stock Option Plan and Employee Stock Purchase Plan. Under the Company’s Director Stock Option Plan (the “Director Plan”), each non-employee director elected to the Company’s Board of Directors is automatically granted an option to purchase 10,000 shares of the Company’s Common Stock upon his or her initial election to the Board. The Director Plan also provides for each non-employee director to be automatically granted an option to purchase 5,000 shares of the Company’s Common Stock upon his or her re-election to the Board at an annual meeting of shareholders, provided the director has served as a non-employee director of the Company for at least six months preceding the date of the annual meeting. The exercise price of the options granted under the Director Plan is 100% of the fair market value of the Company’s Common Stock on the date of grant. The options vest in four equal quarterly installments as long as the holder remains a non-employee director of the Company. Options granted under the Director Plan terminate on the seventh anniversary of the date of grant or, if earlier, three months after the director ceases to serve as a non-employee director of the Company for any reason other than death or disability or 12 months after the director ceases to serve as a non-employee director due to death or disability. If the four non-employee directors nominated for re-election at the Annual Meeting are re-elected to the Board of Directors, then on the date of the Annual Meeting they will each be granted an option to purchase 5,000 shares of the Company’s Common Stock under the Director Plan.

     On May 17, 2001, each of Messrs. Asscher, Bass, Oringer and Rager was granted an option under the Director Plan to purchase 5,000 shares of the Company’s Common Stock at an exercise price of $17.00 per share.

     On August 2, 2000 and in connection with his election on that date to the Company’s Board of Directors, Mr. Bass received warrants to purchase 80,000 shares of the Company’s Common Stock at an exercise price of $7.00 per share. The warrants vest in 16 equal quarterly installments commencing on September 30, 2000 as long as Mr. Bass remains a non-employee director of the Company. The warrants expire in August 2007.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.

     The Board of Directors has appointed an Audit Committee comprised of three directors. The role of the Audit Committee is to assist the Board of Directors in overseeing the Company’s financial reporting process. The Audit Committee operates pursuant to a Charter, a copy of which is available upon written request to the Company’s Secretary and was included as an appendix to the Company’s 2001 Proxy Statement as filed with the Securities and Exchange Commission. Management of the Company is responsible for the preparation and integrity of the Company’s financial statements. PricewaterhouseCoopers LLP, the Company’s independent accountants, is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with the Company’s management and with PricewaterhouseCoopers LLP. The Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, as currently in effect, and has discussed with PricewaterhouseCoopers LLP matters relating to its independence from the Company.

     The Audit Committee and the Board of Directors recognize that management and the Company’s independent accountants have more resources and time, and more detailed knowledge and information regarding the Company’s accounting, auditing, internal control and financial reporting practices than the Audit Committee does. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and by the Company’s independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s accountants are in fact “independent.”

     Based upon the review and discussions described in this Report of the Audit Committee, and subject to the limitations on the role and responsibilities of the Committee described above and in the Charter, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Jean-Claude Asscher, Chairman Robert W. Bass Howard Oringer

Calabasas, California
April 3, 2002

COMMON STOCK OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table shows information regarding beneficial ownership of the Company’s Common Stock as of March 1, 2002, by: (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) each of the executive officers named in the Summary Compensation Table on page 11, and (iv) all of the Company’s current directors and executive officers as a group:

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class

Stéphane Ratel(2)	25,255,000		44.7%
c/o Technology Capital Group S.A. 5, boulevard de la Foire L-1528 Luxembourg Grand-Duchy of Luxembourg

Errol Ginsberg	7,229,869	(3)	12.9
c/o Ixia 26601 W. Agoura Road Calabasas, California 91302

Joel Weissberger	3,028,127	(4)	5.4
c/o Ixia 26601 W. Agoura Road Calabasas, California 91302

Jon F. Rager	816,800	(5)	1.5

Mark MacWhirter	582,501	(6)	1.0

Howard Oringer	383,900	(7)	*

Jean-Claude Asscher	274,000	(8)	*

Joseph A. Noble	224,376	(9)	*

Thomas B. Miller	185,000	(10)	*

Paul Mallinder	155,999	(11)	*

Robert W. Bass	40,000	(12)	*

Executive officers and directors as a group (11 persons)	10,017,641	(13)	17.5

*	Less than one percent.

(1)	Such persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)	Mr. Ratel is the principal beneficial owner of Technology Capital Group S.A., an investment company organized under the laws of Luxembourg.

(footnotes continue on next page)

(3)	Includes:

•	6,887,003 shares held by The Errol Ginsberg and Annette R. Michelson Family Trust, of which Mr. Ginsberg and Annette R. Michelson are trustees and as to which shares they share voting and investment power;

•	56,433 shares held by The Genia Katz 2000 QuickGRAT, of which Mr. Ginsberg is the sole trustee;

•	56,433 shares held by The Roleen Postan Katz 2000 QuickGRAT, of which Mr. Ginsberg is the sole trustee;

•	150,000 shares held by The Genia Katz 2001 QuickGRAT, of which Mr. Ginsberg is the sole trustee; and

•	150,000 shares held by The Roleen Postan 2001 QuickGRAT, of which Ms. Michelson is the sole trustee.

Ms. Michelson is the wife of Mr. Ginsberg.

(4)	These shares are held by The Joel and Rachel Weissberger Family Trust, of which Mr. Weissberger and his wife are trustees and as to which shares they share voting and investment power.

(5)	Includes 811,800 shares held by The Rager Family Trust, of which Mr. Rager and his wife are trustees and as to which shares they share voting and investment power. Also includes 5,000 shares subject to options held by Mr. Rager which are exercisable or become exercisable within 60 days after March 1, 2002.

(6)	Includes 206,250 shares subject to options held by Mr. MacWhirter which are exercisable or become exercisable within 60 days after March 1, 2002. Also includes 131,250 shares subject to repurchase rights under specified circumstances upon a termination of Mr. MacWhirter’s employment with the Company.

(7)	Includes 378,900 shares held by the Oringer Family LLC, of which Mr. Oringer is Executive Managing Member, and 5,000 shares subject to options held by Mr. Oringer which are exercisable or become exercisable within 60 days after March 1, 2002.

(8)	Includes 5,000 shares subject to options held by Mr. Asscher which are exercisable or become exercisable within 60 days after March 1, 2002. Does not include an aggregate of 1,980,000 shares held by Mr. Asscher’s adult children, as to which shares Mr. Asscher disclaims beneficial ownership.

(9)	Includes 84,375 shares subject to options held by Mr. Noble which are exercisable or become exercisable within 60 days after March 1, 2002.

(10)	Includes 175,000 shares subject to options held by Mr. Miller which are exercisable or become exercisable within 60 days after March 1, 2002.

(11)	Mr. Mallinder resigned as the Company’s Vice President, Worldwide Sales in October 2001.

(12)	Represents 40,000 shares subject to options or warrants held by Mr. Bass which are exercisable or become exercisable within 60 days after March 1, 2002.

(13)	Includes:

•	678,125 shares subject to options and warrants held by current officers and directors as a group which are exercisable or become exercisable within 60 days after March 1, 2002; and

•	131,250 shares held by an executive officer which were subject to repurchase as of March 1, 2002 under specified circumstances upon a termination of employment (see footnote 6 above).

EXECUTIVE OFFICERS

     The executive officers of the Company, and certain information about them as of April 1, 2002, are as follows:

Name	Age	Position(s)

Errol Ginsberg	46	President, Chief Executive Officer and Director
Thomas B. Miller	46	Chief Financial Officer
David Anderson	46	Senior Vice President, Worldwide Sales and Business Development Operations
Eran Karoly	39	Vice President, Marketing
Joseph A. Noble	50	Vice President, North American Sales
Mark MacWhirter	43	Vice President, Software Development
Cliff Hannel	40	Vice President, Engineering

     Officers are appointed by and serve at the discretion of the Board of Directors. For information concerning Mr. Ginsberg, see “Election of Directors - Nominees” above.

     Mr. Miller joined the Company as Chief Financial Officer in March 2000. From March 1997 to October 1999, Mr. Miller was employed by CoCensys, a biotech research and development company, where he served as Director of Finance and Controller.

     Mr. Anderson joined the Company as Vice President, Business Development in August 2001. He assumed his present position as Senior Vice President, Worldwide Sales and Business Development Operations in October 2001. From January 1999 until June 2002, Mr. Anderson served as a general partner of Forrester Banwell, a consulting firm which provides business development services to technology companies. From November 1996 until December 1998, Mr. Anderson served as President and Chief Executive Officer of Silicon Valley Networks, a developer of test management products.

     Mr. Karoly joined the Company as Vice President, Marketing in April 2000. From October 1998 until March 2000, he served as Product Marketing Manager for Netcom Systems. From November 1995 to September 1998, Mr. Karoly was employed by ECI Telematics where he served as Product Marketing Manager from November 1995 to January 1998 and as Director, Product Marketing from January 1998 to September 1998.

     Mr. Noble joined the Company as Vice President, Sales in March 1999. He assumed his present position as Vice President, North American Sales in April 2000. From January 1998 to March 1999, Mr. Noble served as Regional Sales Manager, Southern Region, for Box Hill Systems, a provider of data storage and storage area network systems. From March 1991 to January 1998, Mr. Noble served as Marketing Director of Lampi LLC, a lighting manufacturer, where he was responsible for worldwide sales and marketing.

     Mr. MacWhirter joined the Company as Vice President, Software Development in August 1999. From December 1994 to August 1999, Mr. MacWhirter served as President of LearningCurve, Inc., a software consulting company. From August 1997 to August 1999, Mr. MacWhirter also served as a consultant to the Company in his capacity as President of LearningCurve.

     Mr. Hannel joined the Company as Senior Director of Engineering in May 2000 and assumed his present position as Vice President, Engineering in February 2001. From August 1996 to May 2000, Mr. Hannel served as Vice President, Product Development of Internet Dynamics, a developer of network security software.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

     The following table sets forth certain information for the three years ended December 31, 2001 concerning compensation paid or accrued by the Company or its subsidiaries to or on behalf of the Company’s Chief Executive Officer, each of the Company’s other four most highly compensated executive officers serving at December 31, 2001, and one former executive officer (i.e., Mr. Mallinder) who served as an executive officer for a portion of 2001:

						Long-Term
						Compensation
	Annual Compensation					Awards

						Securities
Name and						Underlying	All Other
Principal Position(s)	Year	Salary(1)		Bonus(2)		Options	Compensation(3)

Errol Ginsberg	2001	$277,680		$20,000		0	$2,500
Chief Executive Officer	2000	249,054		348,676		0	2,625
and President	1999	192,304		290,000	(4)	0	0

Thomas B. Miller(5)	2001	174,688		15,000		0	2,500
Chief Financial Officer	2000	112,003		88,483		450,000	1,763

Cliff Hannel(6)	2001	184,387		33,500		100,000	2,500
Vice President, Engineering

Mark MacWhirter(7)	2001	193,474		12,000		0	2,500
Vice President, Software Development	2000	185,355		146,431		0	2,625
	1999	67,252		16,899		300,000	0

Joseph A. Noble(8)	2001	320,013	(9)	0		0	2,500
Vice President, North American Sales	2000	479,628	(9)	0		0	2,625
	1999	229,376	(9)	0		450,000	0

Paul Mallinder(10)	2001	212,374	(11)	0		0	0
Former Vice President,	2000	199,340		279,075		130,100	0
Worldwide Sales	1999	153,466		207,000	(4)	300,000	0

(1)	Includes amounts, if any, deferred at the election of the named officer under the Company’s 401(k) Plan.

(2)	Bonuses for 1999 and 2000 were based on Company performance and, except as noted in footnote 4 below, were paid under the Company’s Bonus Plans. Bonuses for 2001 were paid as discretionary bonuses.

(3)	The amounts shown in this column represent Company matching contributions allocated under the Company’s 401(k) Plan to the accounts of the named officers who elected to participate in the 401(k) Plan.

(4)	Amounts shown for 1999 with respect to Messrs. Ginsberg and Mallinder include $90,000 and $75,000, respectively, paid to them as discretionary bonuses.

(5)	Mr. Miller commenced his employment with the Company in March 2000.

(6)	Mr. Hannel commenced his employment with the Company in May 2000 and became an executive officer in February 2001.

(7)	Mr. MacWhirter commenced his employment with the Company in August 1999.

(8)	Mr. Noble commenced his employment with the Company in March 1999.

(9)	Amounts shown for Mr. Noble for 2001, 2000 and 1999 include sales commissions of $235,700, $395,638 and $168,644, respectively. Such commissions were paid in lieu of participation in the Company’s Bonus Plans.

(10)	Mr. Mallinder ceased serving as Vice President, Worldwide Sales in October 2001 and terminated his employment with the Company in November 2001.

(11)	Includes $7,553 paid in lieu of accrued vacation.

Option Grants in 2001

     The following table sets forth certain information concerning stock option grants in 2001 to the executive officer named in the Summary Compensation Table who was granted stock options during 2001:

	Individual Grants(1)

					Potential Realization
					Value at
					Assumed Annual
					Rates of Stock Price
					Appreciation for
					Option Term(4)

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	Price	Expiration
Name	Granted	In 2001(2)	($/Share)(3)	Date	5%	10%

Cliff Hannel	100,000 (5)	3.8%	$10.25	04/06/2011	$728,098	$1,899,445

(1)	The options in this table were granted under the Company’s 1997 Stock Option Plan and were granted for a term of ten years subject to earlier termination under certain circumstances relating to termination of employment.

(2)	In 2001, the Company granted options to employees to purchase an aggregate of 2,624,400 shares.

(3)	The exercise price per share of such options was not less than 100% of the fair market value on the date of grant (i.e., April 6, 2001) as reported on The Nasdaq Stock Market.

(4)	Assumes a per share fair market value on the date of grant equal to the closing sales price of the Company’s Common Stock as reported on The Nasdaq Stock Market on the date of grant. The dollar amounts under these columns represent the potential realizable value of each grant assuming that the market value of the Company’s stock appreciates from the date of grant to the expiration of the option at annualized rates of 5% and 10%. These assumed rates of appreciation have been specified by the Securities and Exchange Commission for illustrative purposes only and are not intended to forecast future financial performance or possible future appreciation in the price of the Company’s stock. The actual amount the executive officer may realize will depend on the extent to which the stock price exceeds the exercise price of the option on the date on which the shares are sold.

(5)	The options vest and become exercisable in 16 equal quarterly installments commencing on June 30, 2001, provided the optionee continues to serve as an employee of the Company.

Aggregated Option Exercises in 2001 and Option Values at December 31, 2001

     The following table sets forth certain information concerning stock option exercises during 2001 and unexercised options held as of December 31, 2001 by the executive officers named in the Summary Compensation Table:

			Number of Securities		Value of
	Shares		Underlying Unexercised		Unexercised in-the-Money
	Acquired		Options at 12/31/2001		Options at 12/31/2001(2)
	on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas B. Miller	40,000	$585,732	156,875	253,125	$1,958,318	$3,159,835
Cliff Hannel	45,312	491,918	57,813	221,875	453,052	1,666,719
Mark MacWhirter	0	0	187,500	112,500	2,356,256	1,413,754
Joseph A. Noble	112,500	1,579,691	56,250	140,625	709,689	1,774,223
Paul Mallinder(3)	84,375	1,237,216	169,100	0	2,081,503	0

(1)	Represents the difference between the closing sales price of the Company’s Common Stock on the date of exercise as reported on The Nasdaq Stock Market and the exercise price of such options.

(2)	Based on the difference between the closing sales price of the Company’s Common Stock on December 31, 2001 as reported on The Nasdaq Stock Market (i.e., $12.85 per share) and the exercise price of such options.

(3)	Mr. Mallinder ceased serving as Vice President, Worldwide Sales in October 2001.

Employment Agreements and Termination of Employment and Change-in-Control Arrangements

     Under the Company’s officer severance plan (the “Severance Plan”), all of the Company’s current executive officers are entitled to receive severance benefits following the termination of their employment if the termination is non-temporary, involuntary and without cause. In addition, if the Company experiences a “change in control,” as that term is defined by the plan, an eligible officer will receive benefits under the Severance Plan if the officer terminates his or her employment either for any reason within one year following the change in control or for “good reason,” as that term is defined by the plan, within two years following the change in control. Good reason includes the assignment to the officer of duties significantly inconsistent with his or her prior position or a reduction in his or her compensation or benefits.

     Each eligible officer’s severance pay equals the product of:

•	his or her highest annual compensation (i.e., base salary plus bonus); and

•	a percentage determined in accordance with the following table:

	Highest Office Held at or Prior to Termination

		Senior Vice President/	Chief Financial Officer/	Chief Executive
Length of Employment	Vice President	Executive Vice President	Chief Operating Officer	Officer/President

Less than One Year	50%	55%	60%	65%
Between One and Three Years	75%	80%	85%	100%
Between Three and Five Years	100%	105%	110%	200%
More than Five Years	125%	130%	140%	300%

     Based on these factors, the amounts that would be payable under the severance plan to the executive officers named in the Summary Compensation Table on page 11, if their employment were terminated as of March 15, 2002 under circumstances entitling them to severance benefits under the severance plan would be as follows: Mr. Ginsberg — $1,197,352, Mr. Miller — $232,461, Mr. Hannel — $148,076, Mr. MacWhirter — $256,072 and Mr. Noble — $479,358. Severance benefits also include the continuation, at the Company’s expense, of health care insurance for a period of 18 months following termination of employment. In the event that an officer’s severance benefits upon termination will exceed three times the officer’s base compensation for purposes of Section 280G of the Internal Revenue Code of 1986, as amended, the benefits will automatically be reduced by the minimum amount necessary to ensure that the benefits do not exceed the amount determined pursuant to Section 280G.

Compensation Committee Interlocks and Insider Participation

     During 2001, the Compensation Committee consisted of Messrs. Oringer and Rager, both of whom are non-employee directors of the Company. Neither member of the Compensation Committee is or was a current or former officer or an employee of the Company or its subsidiaries other than Mr. Rager who held the title of Chief Financial Officer of the Company from June 1997 to March 2000.

BOARD OF DIRECTORS AND COMPENSATION COMMITTEE
REPORTS ON EXECUTIVE COMPENSATION

     The Board of Directors and the Compensation Committee of the Board of Directors share responsibility for determining and administering the compensation program for the Company’s executive officers. The Company’s executive compensation program consists of both cash-based and stock-based compensation. The Board of Directors is responsible for determining the annual base salaries of the Company’s executive officers, approving the terms of the Company’s bonus plans and approving the award of any discretionary bonuses to executive officers. The Board has delegated to the Compensation Committee the responsibility of administering the Company’s 1997 Stock Option Plan pursuant to which stock options are granted to the Company’s employees, including the Company’s executive officers.

     The reports on executive compensation by the Board of Directors and the Compensation Committee and the Performance Graph on page 18 shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Board of Directors Report on Executive Compensation

     The principal objectives of the Company’s executive compensation program are to attract, motivate and retain qualified, experienced individuals to serve as officers of the Company and to provide incentives to attain the financial and strategic objectives of the Company. The Company’s executive compensation program consists of three basic components — base salaries, cash bonuses and stock options.

     The Board of Directors annually sets and approves the base salaries of all executive officers and approves the bonus plan for the Company’s employees, including its executive officers. In determining annual base salaries and establishing the financial performance goals for the Company’s bonus plan, the Board considers base salary and bonus information for comparable companies and the data communications, telecommunications and electronics industries in general that is available from compensation surveys and various other sources. The Board also takes into account each officer’s position, responsibilities, experience, contributions and individual performance and considers the Company’s financial results and condition as well as the Company’s growth in revenues and earnings. Due to the highly competitive nature of the data communications, telecommunications and electronics industries, the Board believes that compensation packages above the competitive median may be necessary and appropriate to attract and retain qualified executive officers.

     For 2001, the Board increased the annual base salaries of the Company’s executive officers (other than Mr. Ginsberg) by percentages ranging from 0% to 32.1% over their annual base salaries for 2000. The annual base salaries for the two persons who became executive officers during 2001 were determined by the Board of Directors on an individual basis at the time of their appointment as executive officers.

     The Board believes that a significant portion of each officer’s annual compensation should be related to the Company’s financial performance. Based on the Company’s 2001 financial results and an officer’s performance during 2001, the Company’s executive officers other than Mr. Ginsberg (and other than Messrs. Anderson and Noble who are eligible to receive sale commissions rather than bonuses) received discretionary bonuses ranging in amounts from $12,000 to $33,500. Such bonuses were equal to a percentage of from 6.2% to 19.1% of an individual officer’s annual base salary.

     The Board was also responsible for determining the annual compensation of Mr. Ginsberg during 2001. The Board increased Mr. Ginsberg’s annual base salary for 2001 to $285,000, which represented an increase of $35,000, or 14.0%, over his base salary during 2000. Mr. Ginsberg received a discretionary cash bonus in the amount of $20,000 based on the Company’s 2001 financial results and his performance in 2001. Although Mr. Ginsberg is a member of the Board of Directors, he did not participate in any discussions or decisions of the Board regarding the setting of his salary or the award of any bonus to him.

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a publicly held corporation such as the Company will generally not be allowed a federal income tax deduction for otherwise deductible compensation paid to the executive officers named in the Summary Compensation Table to the extent that compensation paid to a particular officer is not performance-based and exceeds $1 million in any fiscal year. Qualifying performance-based compensation (including compensation attributable to the exercise of stock options) will not be subject to the deductibility limitation if certain conditions are met. The Company’s general policy is to preserve the federal income tax deductibility of compensation paid to its executive officers. Accordingly, the Company has generally taken appropriate actions, to the extent reasonable, to preserve the deductibility of the compensation paid to its executive officers. There may be limited circumstances, however, where an executive officer’s compensation may exceed the amount that is deductible.

BOARD OF DIRECTORS

Jean-Claude Asscher, Chairman Robert W. Bass Errol Ginsberg Howard Oringer Jon F. Rager

Compensation Committee Report on Executive Compensation

     The Compensation Committee is responsible for administering the Company’s 1997 Stock Option Plan. Options to purchase the Company’s Common Stock are a key component of the Company’s executive compensation program. The Compensation Committee views the grant of stock options as a valuable incentive to attract and retain key employees and to motivate them to maximize shareholder value. The Compensation Committee reviews and considers recommendations by the Company’s Chief Executive Officer with regard to the grant of stock options to executive officers (other than the Chief Executive Officer) and other key employees whose contributions and skills are important to the long-term success of the Company.

     Each officer typically receives a stock option grant upon first joining the Company and thereafter is eligible periodically to receive additional stock options. In determining the size and other terms of an option grant to an executive officer, the Compensation Committee considers a number of factors, including such officer’s position and responsibilities, promotions, individual performance, salary, previous stock option grants (if any) and length of service to the Company. The exercise price of options is not less than the market price of the Company’s Common Stock on the date of grant. New hire stock options generally vest as to 25% of the shares covered thereby on the one-year anniversary of the date of grant and as to the remaining 75% of the shares in 12 equal quarterly installments thereafter, as long as the optionee remains an employee of the Company. Annual performance stock option grants typically vest in quarterly installments over four years, as long as the optionee remains an employee of the Company. These options therefore encourage an optionee to remain an employee of the Company.

     In 2001, options to purchase an aggregate of 330,000 shares of Common Stock were granted to all executive officers as a group and represented 12.6% of all options granted in 2001. Option grants to executive officers in 2001 consisted of options to purchase 100,000 shares granted to one officer upon his appointment as an executive officer; options to purchase 200,000 shares granted to another officer upon his appointment as an executive officer; and options to purchase 30,000 shares granted to one officer as a performance grant. The Compensation Committee did not grant any stock options to Mr. Ginsberg in 2001. Information concerning options granted during 2001 to the executive officers named in the Summary Compensation Table is provided in the table entitled “Executive Compensation and Other Information — Option Grants in 2001.”

COMPENSATION COMMITTEE

Jon F. Rager, Chairman Howard Oringer

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following are certain transactions entered into between the Company and its officers, directors and principal shareholders and their affiliates since January 1, 2001:

Sales of Systems

     The Company sells its systems to Tekelec, Ltd., which is a subsidiary of Tekelec and a distributor of the Company’s products. Mr. Asscher is Chairman of the Board and a director of Tekelec, and Howard Oringer and Jon F. Rager are directors of Tekelec. The Company’s aggregate sales to Tekelec, Ltd. were approximately $2,165,000 in 2001. As of December 31, 2001, Tekelec, Ltd. owed the Company approximately $168,000 for purchases of the Company’s products.

Indemnity Agreements

     The Company has entered into indemnity agreements with each of its directors and executive officers pursuant to which the Company has agreed to indemnify such individuals in addition to the indemnification provided for in the Company’s Bylaws. These agreements provide, among other things, for indemnification of the Company’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred in any action or proceeding arising out of such person’s service as a director or executive officer of the Company. In February 2001, the Company entered into such an indemnity agreement with Cliff Hannel upon his election as the Company’s Vice President, Engineering and, in October 2001, the Company entered into such an agreement with David Anderson upon his election as the Company’s Senior Vice President, Worldwide Sales and Business Development Operations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934 requires the Company’s directors and officers, and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership of the Company’s Common Stock with the SEC and The Nasdaq Stock Market. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on the Company’s review of the copies of such forms furnished to it and written representations from the Company’s executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were completed on a timely basis during and with respect to 2001, except that Joseph Noble was late in filing a Form 5 reporting one transaction in the Company’s Common Stock during 2001.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company’s Common Stock with the cumulative total return of the Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer Manufacturers Index for the period commencing October 18, 2000, which was the date of the Company’s initial public offering. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Cumulative Total Return*
among Ixia, the Total Return Index for The Nasdaq Stock Market
(U.S. Companies) and the Nasdaq Computer Manufacturers Index

	10/18/00	12/31/00	12/31/01

Ixia	100	112	63

The Nasdaq Stock Market (U.S.)	100	78	62

Nasdaq Computer Mfrs.	100	56	38

*	Assumes (i) $100 invested on October 18, 2000, which was the date of the Company’s initial public offering, in Ixia Common Stock, the Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer Manufacturers Index and (ii) immediate reinvestment of all dividends.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT
OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has, in accordance with the recommendation of its Audit Committee, appointed PricewaterhouseCoopers LLP, independent accountants, to audit the Company’s consolidated financial statements for the year ending December 31, 2002, and recommends that shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Fees Paid to the Company’s Accountants

     The Company paid PricewaterhouseCoopers LLP the following fees for services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2001, for the reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during 2001, and for other services rendered to the Company during 2001:

     Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2001 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that year were $186,025.

     Financial Information Systems Design and Implementation Fees. During 2001, PricewaterhouseCoopers LLP did not render to the Company any information technology services relating to financial information systems design and implementation.

     All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to the Company, other than the services described above under “Audit Fees,” for the year ended December 31, 2001 were $131,352.

     The Audit Committee of the Company’s Board of Directors periodically reviews the audit and non-audit services performed by PricewaterhouseCoopers LLP. The Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of non-audit services to the Company is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

OTHER MATTERS

     The Company currently knows of no matters to be submitted at the Annual Meeting other than those described herein. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Ronald W. Buckly Secretary

Calabasas, California
April 3, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

IXIA

2002 Annual Meeting of Shareholders

     The undersigned shareholder of Ixia, a California corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 3, 2002, and Annual Report to Shareholders for the year ended December 31, 2001, and hereby appoints Errol Ginsberg and Thomas B. Miller, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held May 9, 2002, at 9:00 a.m., local time, at the Renaissance Hotel, located at 30100 Agoura Road, Agoura Hills, California 91301, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below:

     1. Election of Directors:

[   ] FOR ALL nominees listed below (except as marked to the contrary below).

[   ] WITHHOLD AUTHORITY to vote for ALL nominees listed below.

(INSTRUCTION: To withhold the authority to vote for any individual nominee, mark the box next to the nominee’s name below.)

Name of Nominee:

[ ] Jean-Claude Asscher	[ ] Robert W. Bass	[ ] Errol Ginsberg
[ ] Howard Oringer	[ ] Jon F. Rager

     2. Appointment of Independent Accountants: To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the year ending December 31, 2002, as described in the Proxy Statement.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

     3. Other Business: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Dated: ______________________________, 2002

________________________________________________ (Signature)

________________________________________________ (Signature)

(This Proxy should be marked, dated and signed by the
shareholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

DO NOT FOLD, STAPLE OR MUTILATE

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